EXHIBIT 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (Nos. 333-116637, 333-107795, 333-98545, 333-34522, 333-50605, 333-59075, 333-59077, 333-59079 and 333-126725) and on Form S-3 (No. 333-114069) of American Dental Partners, Inc. of our report dated March 9, 2007 relating to the financial statements, management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting, which appears in the Annual Report to Shareholders, which is incorporated in this Annual Report on Form 10-K.

/s/ PricewaterhouseCoopers LLP

Boston, Massachusetts

March 9, 2007